Exhibit 10.25

Distribution Agreement
between
Neoteric Cosmetics, Inc.
and
HK NFS Limited
dated as of
January 1, 2018

Distribution Agreement

This Distribution Agreement (the “Agreement”), dated as of January 1, 2018 (the “Effective Date”), is entered into by and between Neoteric Cosmetics, Inc., a Colorado corporation (“Seller”), and HK NFS Limited, a Hong Kong limited company (“Distributor”, and together with Seller, the “Parties”, and each, a “Party”).

Recitals

A.Seller is in the business of manufacturing and selling the Goods (as defined below).

B.Distributor is in the business of marketing and reselling products that are similar in kind to the Goods.

C.Distributor wishes to purchase the Goods from Seller and resell the Goods to Customers (as defined below), subject to the terms and conditions of this Agreement.

D.Seller wishes to sell the Goods to Distributor and to appoint Distributor as an exclusive distributor under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Definitions

Capitalized terms have the meanings set out in this Section, or in the Section in which they first appear in this Agreement.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, this Person.

“Agreement” has the meaning set out in the preamble.

“Anti-Corruption Laws” has the meaning set out in Section 10.4(a).

“Anti-Corruption Terms” has the meaning set out in Section 10.4(b).

“Business Day” means any day except Saturday, Sunday, or a US holiday.

“Claim” has the meaning set out in Article 16.

“Confidential Information” has the meaning set out in Article 14.

“Contract Year” means the period from the Effective Date until the first anniversary thereof and each 12-month period thereafter.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, regarding any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

“Customer” means the final purchaser that (a) has acquired a Good from Distributor for its own internal use and not for resale, remarketing, or distribution, and (b) is a Person located in the Territory purchasing such Good through Distributor’s flagship store and online presence as permitted herein.

“Delivery Point” means 2319 Edwards Ave, South El Monte, CA 91733, or such other location in the United States as set forth in a Purchase Order accepted by Seller.

“Disclosing Party” has the meaning set out in Section 14.1.

“Distributor” has the meaning set out in the preamble of this Agreement.

“Effective Date” has the meaning set out in the preamble.

“Firm Forecast” has the meaning set out in Section 6.1.

“Force Majeure Event” has the meaning set out in Section 19.14.

“Forecast” means, regarding any rolling six-month period, a forecast of Distributor’s demand for each calendar month during the period, by Goods.

“Goods” means products included in Seller’s “Alpha Skin Care” product line.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority, or quasi-governmental authority (to the extent that the rules, regulations, or orders of this organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set out in Article 16.

“Initial Term” has the meaning set out in Section 13.1.

“Inspection Period” has the meaning set out in Section 7.4.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) patents and patent applications; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction throughout in any part of the world.

“Law” has the meaning set out in Section 19.5.

“Losses” has the meaning set out in Article 16.

“Minimum Order Commitment” means Distributor’s purchase from Seller of Goods having aggregate Prices (a) in the first Contract Year, of at least $6,000,000 US dollars, and (b) in each subsequent Contract Year of the Term, of at least 120% of the aggregate Prices paid by Distributor for Goods purchased in the preceding Contract Year, in each case excluding any payments made by Seller to Distributor for Goods returned or destroyed pursuant to Section 7.4.

“Party” has the meaning set out in the preamble to this Agreement.

“Payment Failure” has the meaning set out in Section 13.3(a).

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

“Personnel” means agents, employees, or subcontractors engaged or appointed by Seller or Distributor.

“Post-Term Sale Period” has the meaning set out in Section 13.6.

“Price” has the meaning set out in Section 8.1.

“Purchase Order” means Distributor’s then-current standard form purchase order.

“Purchase Order Transaction Terms” means the terms specified by Distributor in a Purchase Order under Section 6.3 (not including any general terms and conditions of any Purchase Order).

“Receiving Party” has the meaning set out in Section 14.1.

“Renewal Term” has the meaning set out in Section 13.2.

“Representatives” means a Party’s Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns.

“Seller” has the meaning set out in the preamble of this Agreement.

“Seller’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Seller.

“Seller’s Trademarks” means all Trademarks owned by or licensed to Seller.

“Term” has the meaning set out in Section 13.2.

“Territory” means the People’s Republic of China.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“US” means the United States of America, including its territories, possessions, and military bases.

“U.S. Export Control Laws” has the meaning set out in Section 10.3.

Article 2
Appointment and Relationship

Section 2.1Exclusive Appointment. Seller hereby appoints Distributor, and Distributor accepts the appointment, to act as the exclusive distributor of Goods to Customers located in the Territory during the Term and the Post-Term Sale Period solely in accordance with the terms and conditions of this Agreement.

Section 2.2No Franchise or Business Opportunity Agreement. The Parties are independent contractors and nothing in this Agreement shall be deemed or construed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between Seller and Distributor. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of their Personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Distributor has the sole discretion to determine Distributor’s methods of operation, Distributor’s accounting practices, the types and amounts of insurance Distributor carries, Distributor’s personnel practices, Distributor’s advertising and promotion, Distributor’s customers, and Distributor’s service areas and methods. The relationship created hereby between the parties is solely that of Seller and Distributor. If a Governmental Authority determines that this Agreement creates a franchise relationship between the parties, then Seller may immediately terminate this Agreement.

Article 3
General Distributor Performance Obligations

Section 3.1Maintaining Facilities and Inventory. Distributor shall, in good faith and at its own expense purchase and maintain at all times a representative quantity of each Good sufficient for and consistent with the Distributor’s Customers’ needs.

Section 3.2Marketing and Selling Goods. Subject to Section 3.6, Distributor shall, in good faith and at its own expense:

(a)market, advertise, promote, and sell the Goods to Customers consistent with good business practice, in each case using its best efforts to maximize the sales volume of the Goods;

(b)establish and maintain distribution system and business platform sufficient to develop to the satisfaction of Seller the market potential for the sale of the Goods and facilities sufficient to make the Goods available for shipment by Distributor to each Customer immediately on receipt of order;

(c)develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement and deliver to Seller (i) such plan within one month after the Effective Date and (ii) any updates thereto on Seller’s request;

(d)have sufficient knowledge of the features of each Good so as to be able to explain such features in detail to the Customers;

(e)observe all reasonable directions and instructions given to it by Seller in relation to the marketing, advertisement, and promotion of the Goods, to the extent that these marketing materials, advertisements, or promotions refer to the Goods or otherwise use Seller’s Trademarks;

(f)in any and all contact between Distributor and any Customer, identify to the Customer Distributor’s full legal name, trade name, or both;

(g)establish the “Alpha Skin Care” TMall global flagship store for the sale of the Goods in the Territory, and establish an online presence on Taobao, Kaola, Xiaohongshu, JD Global, and VIPS for the sale of Goods in the Territory;

(h)market, advertise, promote, and resell Goods and conduct business in a manner that reflects favorably at all times on Goods and the good name, goodwill, and reputation of Seller; and

(i)promptly notify Seller of and address and investigate any complaint or adverse claim about any Good or its use of which Distributor becomes aware.

Section 3.3Reporting and Recordkeeping. Distributor shall, at its own expense, maintain books, records, and accounts of all transactions and activities covered by this Agreement and permit full examination thereof by Seller and its Representatives in accordance with Article 12.

Section 3.4Authority to Perform Under this Agreement. Distributor shall, at its own expense, obtain and maintain required certifications, credentials, licenses, and permits necessary to conduct business in accordance with this Agreement.

Section 3.5Government Approval.

(a)If at any time during the Term or the Post-Term Sale Period any notification, registration, or approval is required for giving legal effect in any applicable jurisdiction to this Agreement or the transactions contemplated under this Agreement, Distributor shall (1) immediately take whatever steps may be necessary to properly notify, register, or obtain approval; (2) be responsible for any charges incurred in connection with notifying, registering, or obtaining this approval; and (3) keep Seller currently informed of its efforts regarding this Section 3.5.

(b)Seller is not obligated to ship any Goods or other materials to Distributor under this Agreement until Distributor has provided Seller with satisfactory evidence that this approval, notification, or registration is not required or that it has been obtained.

Section 3.6Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, Distributor shall not, and shall ensure that its Personnel do not:

(a)engage in any unfair, competitive, misleading, or deceptive practices respecting Seller, Seller’s Trademarks, or the Goods;

(b)subject to the authentication system set forth in Section 11.6 and any changes necessary to comply with Law pursuant to Distributor’s obligations in Section 10.2, market or distribute the Goods other than in the form and packaging as delivered by Seller to Distributor under this Agreement;

(c)sell or offer to sell to customers in the Territory any goods containing alpha hydroxy acid (AHA) or retinol, other than the Goods purchased from Seller;

(d)except as explicitly authorized herein, service, repair, modify, alter, replace, reverse engineer, or otherwise change any Goods;

(e)sell, offer to sell, export, or divert any of the Goods outside the Territory; or

(f)sell or offer to sell any Goods or other Seller-branded goods other than the goods purchased from Seller.

Article 4
Seller Performance Obligations

During the Term and the Post-Term Sale Period Seller may provide any information in the Territory that may be reasonably requested by Distributor regarding the marketing, advertising, promotion, and sale of Goods sold to Distributor under this Agreement. Seller shall provide Distributor with reasonable assistance in establishing the “Alpha Skin Care” TMall global flagship store pursuant to Section 3.2(g).

Article 5
Agreement to Purchase and Sell the Goods

Section 5.1Terms of the Sale. Seller shall sell Goods to Distributor at the Prices and on the terms and conditions set out in this Agreement.

Section 5.2Availability/Changes in Goods. Seller may, in its sole discretion, and without obligation to modify or change any Goods previously delivered (a) discontinue the sale of any Goods on three months’ prior notice to Distributor, or (b) effect changes to any Goods on 30 days’ prior notice to Distributor.

Article 6
Order Procedure

Section 6.1Forecasts of Distributor Demand. Distributor has provided to Seller a Forecast for the period beginning with the Effective Date. No later than three Business Days after the first day of each following calendar month, Distributor shall deliver to Seller a Forecast for the rolling six-month period beginning with the first day of the following calendar month. The Forecasts constitute firm commitments to order with respect to the first three calendar months included in a Forecast (such portion of a Forecast, the “Firm Forecast”), and Distributor shall not change the forecasted quantity of Goods for the same calendar months contained in the previous Firm Forecast. The remaining months included in a Forecast only provide good faith estimates of Distributor’s demand for Goods for the period covered by the Forecast, and are not binding on either Party. Notwithstanding the foregoing, if Distributor submits a Firm Forecast or Purchase Order reflecting an increase in the quantity of Goods to be ordered in a calendar month from a previous Forecast (including any prior Firm Forecast), Seller shall use commercially reasonable efforts to satisfy such requested increase.

Section 6.2Purchase Orders. To fulfill its firm order commitment under a Firm Forecast, Distributor shall issue Purchase Orders to Seller and cause each Purchase Order to contain the Purchase Order Transaction Terms. By placing a Purchase Order, Distributor makes an offer to purchase Goods under the terms and conditions of this Agreement, including the Purchase Order Transaction Terms, and on no other terms. Except regarding the Purchase Order Transaction Terms, any variations made to the terms and conditions of this Agreement by Distributor in any Forecast are void and have no effect.

Section 6.3Purchase Order Transaction Terms. Distributor shall specify in each Purchase Order (a) a list of Goods to be purchased, (b) the quantities ordered; (c) the Prices; (d) the requested delivery date; and (d) the Delivery Point (the “Purchase Order Transaction Terms”).

Section 6.4Seller’s Right to Reject Purchase Orders. Seller may reject any Purchase Order that (a) does not conform to the Firm Forecast for the month for which such Purchase Order is made or (b) includes incorrect Prices or an unacceptable Delivery Point.

Section 6.5Cancellation of Purchase Order. Seller may, without liability or penalty, cancel any Purchase Order placed by Distributor, in whole or in part (1) if Seller discontinues its sale of Goods pursuant to Section 5.2 or reduces or allocates its inventory of Goods; or (2) if Seller determines that Distributor is in violation of its payment obligations under or has breached this Agreement.

Section 6.6Minimum Order Commitments. Distributor shall meet the Minimum Order Commitments for each Contract Year. Within 15 days after the end of the first six months of each Contract Year, Distributor shall deliver to Seller evidence reasonably satisfactory to Seller that Distributor will comply with the Minimum Order Commitment for such Contract Year. If Distributor fails to deliver evidence reasonably satisfactory to Seller as provided in this Section that Distributor will comply with the Minimum Order Commitment, Seller may terminate this Agreement on 30 days’ prior notice to Distributor.  If Distributor fails to achieve the Minimum Order Commitment for any Contract Year, then notwithstanding any renewal of this Agreement pursuant to Section 13.2, Seller may terminate this Agreement by delivery of notice to Distributor within five Business Days after the end of the applicable Contract Year.

Article 7
Shipment and Delivery

Section 7.1Shipment. Unless expressly agreed to by the Parties in writing, Seller shall select the method of shipment of and the carrier for the Goods. Seller may, in its sole discretion, without liability or penalty, make partial shipments of Goods to Distributor.

Section 7.2Delivery. Unless expressly agreed to by the Parties, Seller shall deliver the Goods to the Delivery Point, using Seller’s standard methods for packaging and shipping the Goods. Seller shall use commercially reasonable efforts to deliver only Goods that have been manufactured within six months prior to the date on which such Goods are shipped.

Section 7.3Late Delivery. Any time quoted for delivery is an estimate only, except that Seller shall use commercially reasonable efforts to deliver all Goods promptly after the later of (a) the requested delivery date and (b) the date on which Seller receives payment therefor. Subject to Section 19.14, Seller is not liable for or in respect of any loss or damage arising from any delay in filling any order, failure to deliver, or delay in delivery. No delay in the shipment or delivery of any Good relieves Distributor of its obligations under this Agreement, including accepting delivery of any remaining installment or other orders of Goods.

Section 7.4Inspection.

(a)Distributor shall inspect Goods received under this Agreement within two Business Days after receipt (the “Inspection Period”) of the Goods at the Delivery Point and either accept or, if any Goods are damaged, reject these Goods. Distributor will be deemed to have accepted the Goods unless it notifies Seller in writing of any damaged Goods prior to the expiration of the Inspection Period and furnishes written evidence or other documentation as required by Seller. If Distributor timely notifies Seller of any damaged Goods, Seller shall determine, in its reasonable discretion, whether the Goods are damaged, and if Seller determines that the Goods are damaged, it shall either, at its option, replace the Goods or issue Distributor a credit in the amount of the Price for the damaged Goods. Distributor shall, upon Seller’s request, destroy any damaged Goods or return such Goods to a location designated by Seller at Seller’s cost and expense.

(b)The remedies set out in Section 7.4(a) are Distributor’s exclusive remedy for the delivery of damaged Goods.

Section 7.5Limited Right of Return. Except as provided under Section 7.4, all sales of Goods to Distributor under this Agreement are made on a one-way basis and Distributor has no right to return Goods purchased under this Agreement.

Section 7.6Title and Risk of Loss. Title to and risk of loss of Goods shipped under any Purchase Order passes to Distributor on receipt by Distributor at the Delivery Point.

Article 8
Price and Payment

Section 8.1Price. Distributor shall purchase the Goods from Seller at the prices set out in Seller’s export price list in effect from time to time, which Seller may change upon 90 days’ prior notice to Distributor (“Prices”).

Section 8.2Shipping Charges, Insurance, and Taxes. Seller shall pay for shipping charges and insurance costs for delivery of the Goods to the Delivery Point. All Prices are exclusive of all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any Governmental Authority on any amounts payable by Distributor under this Agreement. Distributor is responsible for all charges, costs, and taxes associated with Distributor’s purchase of Goods hereunder, inspection and acceptance of Goods at the Delivery Point, and delivery of Goods from the Delivery Point to the Customers.

Section 8.3Payment Terms. After accepting a Purchase Order, Seller shall issue an invoice to Distributor for all Goods listed in such Purchase Order, and Distributor shall pay all invoiced amounts due to Seller promptly (but no later than five Business Days after the date of the invoice). Distributor shall make all payments in US dollars by wire transfer to an account designated by Seller. Seller is not required to ship any Goods until Distributor has paid the Prices for such Goods and Seller has received the wire transfer for the Goods.

Section 8.4Invoice Disputes. Distributor shall notify Seller in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed dispute description) within two Business Days after the date of the invoice, or, if the dispute arises because of Seller’s failure to deliver a sufficient quantity of Goods, during the Inspection Period. Distributor will be deemed to have accepted all invoices for which Seller does not receive timely notice of disputes, and shall pay and permit Seller to retain all undisputed amounts due under these invoices within the period set out in Section 8.3. Distributor shall continue performing its obligations under this Agreement during any dispute, including Distributor’s obligation to pay all due and undisputed invoice amounts in accordance with the terms and conditions of this Agreement.

Section 8.5No Setoff. Distributor shall perform its obligations under this Agreement without setoff, deduction, recoupment, or withholding of any kind for amounts owed or payable by Seller, whether relating to Seller’s or Seller’s Affiliates’ breach, bankruptcy, or otherwise and whether under this Agreement, any Forecast, any other agreement between (a) Distributor or any of its Affiliates and (b) Seller or any of its Affiliates, or otherwise.

Article 9
Resale of the Goods

Section 9.1Credit Risk on Resale to Customers.  Distributor is responsible for all credit risks regarding, and for collecting payment for, all Goods sold to Customers, whether or not Distributor has made full payment to Seller for the Goods.  The inability of Distributor to collect the purchase price for any product does not affect Distributor’s obligation to pay Seller for any Good.

Section 9.2Resale Prices. Distributor unilaterally establishes its own resale prices and terms regarding Goods. On the online platforms that Distributor will use to sell the Goods, Distributor shall establish and enforce minimum advertised pricing policies for the Goods to, among other things, ensure the pricing integrity of the Goods and to discourage sales of counterfeit Goods.

Article 10
Compliance with Laws

Section 10.1General Compliance With Laws. Distributor represents and warrants to Seller that it is in compliance with, and shall comply at all times with, all Laws applicable to this Agreement, the Goods, and the operation of its business. Without limiting the generality of the foregoing, each Party shall at all times, at its own expense, obtain and maintain all certifications, credentials, authorizations, licenses, and permits necessary to conduct that portion of its business relating to the exercise of its rights and the performance of its obligations hereunder.

Section 10.2Packaging Requirements. Distributor shall ensure that all packaging and labels used on the Goods that it sells into the Territory comply with all Laws.

Section 10.3U.S Export Controls. Distributor acknowledges that the Goods are subject to U.S. export control laws, including (a) the Export Administration Act (50 U.S.C. app. 2401-2420), (b) the International Emergency Economic Powers Act (50 U.S.C. 1701-1707), (c) the Export Administration Regulations (15 C.F.R. 730-774), (d) the Foreign Assets Control Regulations (31 C.F.R.  501-599), all as amended, and (e) any legislation replacing the foregoing and any orders issued under the foregoing (collectively, the “U.S. Export Control Laws”). Distributor shall not export, re-export, re-sell or otherwise transfer, directly or indirectly, the Goods in violation of any Law, including the U.S. Export Control Laws. Distributor shall be responsible for obtaining any necessary U.S. government authorization required to ensure Distributor’s compliance with the U.S. Export Control Laws.

Section 10.4Anti-Corruption Laws and Policies.

(a)Anti-Corruption Laws. Distributor shall comply with all applicable laws related to anti-bribery and anti-corruption, including the Foreign Corrupt Practices Act, as amended (the “Anti-Corruption Laws”). Distributor represents and warrants to Seller that, in connection with this Agreement or any sale made or to be made hereunder or compensation paid or to be paid hereunder or any other transaction involving the business interests of Seller, neither Distributor, any of its Affiliates, nor any of their respective officers, directors, employees, agents, or other representatives has done or will do the following: pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office for the purpose of (1) influencing any act or decision of that person in his or her official capacity, including a decision to fail to perform his or her official functions with such governmental agency or instrumentality, such public international organization, or such political party, (2) inducing such person to use his or her influence with such governmental agency or instrumentality, such public international organization, or such political party to affect or influence any act or decision thereof, or (3) securing any improper advantage.

(b)Anti-Corruption Policies. Distributor shall (a) create and maintain in place throughout the Term its own policies and procedures to ensure compliance with the Anti-Corruption Laws, (b) enforce such policies and procedures as appropriate, (c) promptly report to Seller any request or demand for any undue financial or other advantage of any kind received by Distributor related to, or that could reasonably impact the performance of, this Agreement, (d) immediately notify Seller if a foreign public official becomes an officer or employee of Distributor or acquires a direct or indirect interest in Distributor, (e) promptly upon Seller’s request, certify to Seller in a writing signed by an authorized officer of Distributor compliance with the Anti-Corruption Laws and the requirements of clauses (a) through (d) of this Section 10.4 (such laws, policies, and requirements, the “Anti-Corruption Terms”) and provide to Seller such supporting evidence thereof as Seller may reasonably request, and (f) ensure that all of its Personnel performing services or selling or purchasing Goods in connection with this Agreement do so on the basis of a written contract that imposes on and secures from such Personnel terms equivalent to those imposed by the Anti-Corruption Terms. Distributor shall be responsible for the observance and performance by such Personnel of the Anti-Corruption Terms.

Article 11
Intellectual Property Rights

Section 11.1Ownership. Subject to the express rights and licenses granted by Seller in this Agreement, Distributor acknowledges that:

(a)any and all Seller’s Intellectual Property Rights are the sole and exclusive property of Seller or its licensors;

(b)Distributor shall not acquire any ownership interest in any of Seller’s Intellectual Property Rights under this Agreement;

(c)any goodwill derived from Distributor’s use of Seller’s Intellectual Property Rights inures to the benefit of Seller or its licensors, as the case may be;

(d)if Distributor acquires any Intellectual Property Rights in or relating to any Goods purchased under this Agreement, by operation of law, or otherwise, these rights are deemed and are hereby irrevocably assigned to Seller or its licensors, as the case may be, without further action by either Party; and

(e)Distributor shall use Seller’s Intellectual Property Rights solely for the purposes of performing its obligations under this Agreement and only in accordance with this Agreement and the instructions of Seller.

Section 11.2Seller’s Trademark License Grant. This Agreement does not grant either Party the right to use the other Party’s or their Affiliates’ Trademarks except as set out under this Section 11.2. Subject to the terms and conditions of this Agreement, Seller hereby grants to Distributor a non-exclusive, non-transferable, and non-sublicensable license to use Seller’s Trademarks in the Territory during the Term and the Post-Term Sale Period solely on or in connection with the promotion, advertising, and resale of the Goods in accordance with the terms and conditions of this Agreement. Distributor will promptly discontinue the display or use of any Trademark to change the manner in which a Trademark is displayed or used with regard to the Goods when requested by Seller. Other than the express licenses granted by this Agreement, Seller grants no right or license to Distributor, by implication, estoppel, or otherwise, to the Goods or any Intellectual Property Rights of Seller.

Section 11.3License to Translated Marketing Materials and Other Documentation. To the extent that Distributor translates or causes to be translated, any of Seller’s marketing materials, user manuals, or other documentation, Distributor hereby irrevocably assigns all Intellectual Property Rights in these translations to Seller, subject to a non-exclusive, non-transferable, and non-sublicensable license to Distributor, hereby granted by Seller, to use the translations in the Territory during the Term and the Post-Term Sale Period solely on or in connection with the promotion, advertising, resale, or use of the Goods permitted under this Agreement.

Section 11.4Promotion as Authorized Distributor. Distributor may refer to and advertise itself to the Customers and to the online platforms through which Distributor intends to sell the Goods as an authorized exclusive distributor of the Goods in the Territory.

Section 11.5Prohibited Acts. Distributor shall not:

(a)take any action that may interfere with any of Seller’s rights in or to Seller’s Intellectual Property Rights;

(b)challenge any right, title, or interest of Seller in or to Seller’s Intellectual Property Rights;

(c)make any claim or take any action adverse to Seller’s ownership of Seller’s Intellectual Property Rights;

(d)register or apply for registrations for Seller’s Trademarks or any other Trademark that is similar to Seller’s Trademarks or that incorporates Seller’s Trademarks in whole or in confusingly similar part;

(e)use any Trademark, anywhere, that is confusingly similar to Seller’s Trademarks;

(f)engage in any action that disparages, dilutes the value of, or reflects negatively on the Goods or any Seller Trademark;

(g)misappropriate any of Seller’s Trademarks for use as a domain name;

(h)alter, obscure, or remove any of Seller’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the Goods or other materials that Seller may provide; and

(i)subject to Section 11.2 and Section 11.4, place any of Seller’s Trademarks (1) on any place of business or other facility that is not used for, or directly related to, the marketing of the Goods; (2) on any place of business or other facility that is located outside the Territory; or (3) in the trade, corporate, or firm name or style of Distributor or any division, subsidiary, or affiliate thereof.

Section 11.6Protection of Trademarks. Distributor shall, at its sole cost and expense, undertake commercially reasonable efforts to (a) ensure that the use of Seller’s Trademarks in the Territory does not infringe or misappropriate any third-party Trademarks, and (b) protect the Goods from being counterfeited in the Territory and Seller’s Trademarks from infringement by third parties in the Territory, including by (i) actively searching for infringing uses by third parties, (ii) issuing takedowns and cease and desist letters to such infringing third parties as appropriate, (iii) proactively working with the owners and operators of Distributor’s online sales platforms and other third parties to protect against such counterfeiting and infringement, including the sale by third parties of goods that are similar to the Goods (but not identical) and that are being marketed as if they are the Goods or otherwise manufactured by Seller, and (iv) establishing an authentication system involving the placement of labels on the Goods authenticating the Goods as having originated with Seller.

Section 11.7Seller’s Trademark Notices. Distributor shall ensure that all Goods sold by Distributor and all related quotations, specifications, and descriptive literature, and all other materials carrying Seller’s Trademark, are marked with the appropriate Trademark notices in accordance with Seller’s instructions, except that, notwithstanding the foregoing, Distributor shall ensure that none of the Goods nor any of the foregoing materials contain any Trademark notices or other text or images that would result in infringement or violation of Law.

Section 11.8No Continuing Rights. On expiration or earlier termination of this Agreement, subject to Distributor’s rights under the Post-Term Sale Period: (a) Distributor’s rights under Section 11.2 and Section 11.4 cease immediately; and (b) Distributor shall immediately cease all display, advertising, promotion, and use of all of Seller’s Trademarks and shall not thereafter use, advertise, promote, or display any trademark, trade name, or product designation or any part thereof that is similar to or confusing with Seller’s Trademarks or with any trademark, trade name, or product designation associated with Seller or any Good.

Article 12
Audit and Inspection Rights

Section 12.1Audit Rights. On reasonable request, during the Term and within one year after the expiration or earlier termination of this Agreement or the Post-Term Sale Period, whichever is later, Seller may audit Distributor’s files relating to its sales, marketing, and inventory of Goods regarding transactions that took place in the immediately preceding 12 months.

Section 12.2Inspection Rights. During the Term and the Post-Term Sale Period, Distributor shall, on reasonable request, make available for physical inspection by Seller at any time during regular business hours: (1) any and all Goods in Distributor’s inventory; and (2) the Distributor’s principal place of business, marketing offices, or the distribution centers.

Article 13
Term; Termination

Section 13.1Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of one year, unless and until earlier terminated as provided under this Agreement or applicable Law (the “Initial Term”).

Section 13.2Renewal Term. On expiration of the Initial Term, this Agreement automatically renews for additional successive one-year terms unless and until either Party provides notice of nonrenewal at least 90 days before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable Law (each a “Renewal Term” and together with the Initial Term, the “Term”).

Section 13.3Seller’s Right to Terminate.

(a)Seller may terminate this Agreement by providing notice to Distributor:

(1)if Distributor fails to pay any amount when due under this Agreement (“Payment Failure”) and the failure continues for 10 days after Distributor’s receipt of notice of nonpayment;

(2)if within any six-month period, two or more Payment Failures occur;

(3)if Distributor breaches any provision of this Agreement (other than a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Distributor within 30 days after Distributor’s receipt of notice of such breach;

(4)under and in accordance with Section 2.2 and Section 6.6; or

(5)if Distributor becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors, or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due.

(b)Any termination under this Section 13.3 is effective on Distributor’s receipt of Seller’s notice of termination or any later date set out in the notice.

Section 13.4Distributor’s Right to Terminate.

(a)Distributor may terminate this Agreement by providing notice to Seller if:

(1)Seller breaches any provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller within 30 days after Seller’s receipt of notice of such breach; or

(2)Seller becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or under any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due.

(b)Any termination under this Section 13.4 is effective on Seller’s receipt of Distributor’s notice of termination or any later date set out in the notice.

Section 13.5Effect of Expiration or Termination.

(a)The Term’s expiration or earlier termination does not affect any rights or obligations that (1) are to survive the expiration or earlier termination of this Agreement as provided herein; and (2) were incurred by the Parties before the expiration or earlier termination, except that if Seller terminates this Agreement under Section 13.3(a), all indebtedness of Distributor to Seller of any kind is immediately due and payable on the effective date of the Term’s expiration or earlier termination, without further notice to Distributor.

(b)Any notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Goods to Distributor for which payment has not been made, whether or not any orders for the Goods had been accepted by Seller.

(c)Subject to Section 13.6, on the expiration or earlier termination of this Agreement, Distributor shall promptly (1) cease to represent itself as Seller’s authorized exclusive distributor regarding the Goods, and shall otherwise desist from all conduct or representations that might lead the public to believe that Distributor is authorized by Seller to sell the Goods; (2) return to Seller all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Seller’s Confidential Information; (3) permanently erase all of Seller’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery backup systems, its information technology backup systems, or both (which copies Distributor shall destroy on the normal expiration of its backup files); and (4) certify in writing to Seller that it has complied with the requirements of this Section 13.5(c).

(d)Subject to Section 13.5(a), the Party terminating this Agreement in accordance with the terms hereof, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement.

Section 13.6Post-Term Sale Period. On the expiration or earlier termination of this Agreement, Seller may, in its sole discretion, either (a) repurchase the Goods held in Distributor’s inventory at the Prices for which Distributor purchased such Goods (in which case Distributor shall sell and deliver such Goods to Seller at such Prices), or (b) permit Distributor to, in accordance with the applicable terms and conditions of this Agreement, sell off its existing inventories of Goods for a period of three months following the last day of the Term (the “Post-Term Sale Period”).

Article 14
Confidentiality

Section 14.1Definition. From time to time during the Term, each Party (as “Disclosing Party”) may disclose or make available to the other Party (as “Receiving Party”) information about its business affairs, goods, and services, confidential information, and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, which information constitutes “Confidential Information” hereunder. Confidential Information excludes information that, at the time of disclosure:

(a)is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Article 14 by Receiving Party or any of its Representatives;

(b)is or becomes available to Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)was known by or in the possession of Receiving Party or its Representatives before being disclosed by or on behalf of Disclosing Party; or

(d)was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential Information.

Section 14.2Protection of Confidential Information. Receiving Party shall:

(a)protect and safeguard the confidentiality of Disclosing Party’s Confidential Information with at least the same degree of care as Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)not use Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)not disclose any such Confidential Information to any Person, except (A) to Receiving Party’s Representatives who need to know the Confidential Information to assist Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement, or (B) as required by Law, on the condition that Receiving Party notifies Disclosing Party of such requirement and cooperates with Disclosing Party to exempt such Confidential Information from disclosing to the greatest extent possible.

Section 14.3Breach by Representatives. Receiving Party shall be responsible for any breach of this Article 14 caused by any of its Representatives. The provisions of this Article 14 shall survive termination or expiration of this Agreement for any reason.

Section 14.4Conflicting Confidentiality Provisions. In the event of any conflict between the terms and provisions of this Article 14 and those of any other provision in this Agreement, the terms and provisions of this Article 14 will prevail.

Article 15
Representations and Warranties

Section 15.1Distributor’s Representations and Warranties. Distributor represents and warrants to Seller that:

(a)it is a Hong Kong limited company duly organized, validly existing, and in good standing in the jurisdiction of Hong Kong, the People’s Republic of China;

(b)it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

(d)it has not paid nor is it obligated to pay during the Term any brokerage commission in the United States in connection with this Agreement or its purchase of the Goods hereunder;

(e)the execution of this Agreement by its Representative whose signature is set out at the end hereof has been duly authorized by all necessary action of Distributor; and

(f)when executed and delivered by each of Seller and Distributor, this Agreement will constitute the legal, valid, and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

Section 15.2Warranties Disclaimer; Non-Reliance.

(a)NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; (iii) NON-INFRINGEMENT; OR (iv) PERFORMANCE OF GOODS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

(b)DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF.

Article 16
Indemnification

To the furthest extent permitted by Law, Distributor shall indemnify, hold harmless, and at Seller’s option, defend Seller and its Affiliates, its and their respective officers, directors, shareholders, members, partners, and employees, and the successors and assigns of all of the foregoing (as applicable, the “Indemnified Party”) from and against all losses, costs, expenses, liabilities, damages, fines, and penalties, including court costs, reasonable attorneys’ and professionals’ fees and expenses and other litigation or settlement expense (“Losses”) sustained or incurred by the Indemnified Party, including as a result of a claim, demand, or action by a third party (a “Claim”) against the Indemnified Party, to the extent the Losses arise out of (a) a negligent or more culpable act or omission (including recklessness or willful misconduct) of, or a breach of the representations, warranties, or covenants of the Agreement by, Distributor or its agents, employees, or subcontractors, (b) Distributor’s marketing, sale, and disposition of the Goods, including any false advertising claims and the use of or sale of any Goods with any Trademark notices, packaging, labels, text, or images in violation of Law, (c) Distributor’s use of Seller’s Intellectual Property Rights or the Intellectual Property Rights of any third party, in each case in a manner not permitted under the Agreement, or (d) any violation of Law by Distributor. If a Claim is made against an Indemnified Party that could reasonably be expected to result in a Loss that is subject to the indemnification obligations of this Section, or if Seller discovers any inquiry or investigation that it believes may involve or expect to lead to such a Claim, Seller or the Indemnified Party shall notify Distributor, and Distributor and the Indemnified Party shall cooperate to defend or settle such Claim at Distributor’s cost.

Article 17
Limitation of Liability

Section 17.1No Liability for Consequential or Indirect Damages. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION for third-party Claims, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT IS EITHER PARTY OR ITS REPRESENTATIVES LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES, OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF: (A) WHETHER THE DAMAGES WERE FORESEEABLE; (B) WHETHER OR NOT THE BREACHING PARTY WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) ON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 17.2Maximum Liability for Damages. IN NO EVENT SHALL SELLER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID TO SELLER UNDER THIS AGREEMENT IN THE YEAR PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE FOREGOING LIMITATIONS APPLY EVEN IF THE Distributor’s REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

Article 18
Insurance

During the Term and for a period of six months thereafter, Distributor shall, at its own expense, maintain and carry in full force and effect insurance of the type and amount as is typically carried by distributors that distribute products that are similar to the Goods into the Territory with financially sound and reputable insurers. On Seller’s request, Distributor shall provide Seller with a certificate of insurance from Distributor’s insurer evidencing the insurance coverage specified in this Section. The certificate of insurance shall name Seller as an additional insured. Distributor shall provide Seller with 15 Business Days’ advance notice in the event of a cancellation or material change in its insurance policy. Except where prohibited by Law, Distributor shall require its insurer to waive all rights of subrogation against Seller and its insurers.

Article 19
Miscellaneous

Section 19.1Further Assurances. The Parties shall cooperate fully with each other and execute such further instruments, documents, and agreements, and shall give such further assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of the Agreement.

Section 19.2Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, together with the Purchase Order Transaction Terms, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any of Distributor’s general terms and conditions contained in any document issued by Distributor.

Section 19.3Amendments; Severability; Survival. The Agreement may be altered, amended, or revoked only by an instrument in writing signed by both parties. If any term or provision of the Agreement shall be determined to be invalid or unenforceable by a court or body of competent jurisdiction, the remainder of the Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforceable to the fullest extent permitted by Law. The terms and conditions of the Agreement shall survive the termination of the Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate.

Section 19.4Notices. All Purchase Orders, Forecasts, notices, and other communications that are required or permitted to be given to the parties under the Agreement shall be sufficient in all respects if given in writing and delivered in person, by email, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party at the address shown below, or to such other address as such Party may have given to the other by notice pursuant to this Section. Notice shall be deemed given, delivered, and received on the earlier of the date of delivery, in the case of personal delivery or email, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

Notice to Seller:	Neoteric Cosmetics, Inc. Attn: Mark Goldstein, President and Chief Executive Officer 4880 Havana Street, Suite 400 Denver, Colorado, USA 80239 Email: mgoldstein@slginc.com with a copy of legal communications to:

Holland & Hart LLP
Attn: Amy Bowler
6380 South Fiddlers Green Circle
Ste. 500
Greenwood Village, CO 80111
Email: ABowler@hollandhart.com

Notice to Distributor:	HK NFS Limited Attn: Guo Ping Ru/Jason Zhang Prosper Commercial Building Suite 21-01 9 Yin Chong St, Mong Kok, Hong Kong Email: ariel@nafanshan.com

Section 19.5Interpretation. Unless a clear contrary intention appears, as used in the Agreement: (a) the singular includes the plural and vice versa; (b) reference to any law, code, rule, regulation, or order of any governmental authority (a “Law”), document, or standard means such Law, document, or standard as amended from time to time; (c) “include” or “including” means including without limiting the generality of any description preceding such term; (d) the term “or” is not exclusive; (e) the phrase “the Agreement” and the terms “hereof,” “herein,” “hereby,” and derivatives or similar words refer to the entire Agreement and the terms and conditions on the applicable Forecast, which are incorporated herein; (f) headings are for convenience only and do not constitute a part of the Agreement; (g) all references to money shall be in US dollars; and (h) defined terms include all tenses and derivatives of such terms.

Section 19.6Waiver. No waiver under the Agreement is effective unless it is in writing and signed by the party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

Section 19.7Cumulative Remedies. Except as set forth in Section 7.4, all rights and remedies provided in the Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies available hereunder, at law, or in equity.

Section 19.8Equitable Remedies. If a Party violates or threatens to violate its obligations under Section 2.2, Article 11, or Article 14, the other Party shall be entitled to immediate and permanent injunctive relief in addition to all other rights and remedies it may have under the Agreement, at law or in equity, and (a) such other Party shall be entitled to recover, as part of its damages, its reasonable legal costs and expenses for bringing and maintaining any such action; and (b) posting of a bond or cash shall not be required as a pre-condition to the issuance of the relief sought.

Section 19.9Assignment and Delegation. Distributor shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Seller. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

Section 19.10Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

Section 19.11No Third-Party Beneficiaries. Except as set forth in Article 16, this Agreement creates no third-party beneficiaries.

Section 19.12Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed according to the Laws of the State of Colorado, excluding any conflict of Laws principles. Any legal suit, action, or proceeding arising out of this Agreement or the transactions contemplated hereby shall be instituted in the United States federal courts or the state courts of the State of Colorado in each case located in Denver, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. The U.N. Convention on the Sale of Goods is hereby disclaimed by the Parties.

Section 19.13Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which, taken together, shall constitute one agreement. A signature in “PDF” format or an electronic signature to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

Section 19.14Force Majeure. No Party shall be liable to the other Party, nor be deemed to have breached this Agreement, for any failure or delay in performing its obligations hereunder (except for any obligations to make payments hereunder), when and to the extent the failure or delay results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control (“Force Majeure Events”). The Impacted Party shall give notice to the other party within 10 Business Days after the Impacted Party becomes aware of the Force Majeure Event, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of the Force Majeure Event are minimized.

(signature page follows)

The Parties hereto have executed this Agreement as of the Effective Date.

NEOTERIC COSMETICS, INC.,		HK NFS LIMITED

By:	/s/ Mark Goldstein	By:	/s/ Guo Ping Ru
Name:	Mark Goldstein	Name:	Guo Ping Ru
Title:	President and CEO	Title:	President